--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                              (AMENDMENT NO. ____)

/x/ Filed by the Registrant

/ / Filed by a Party other than the Registrant

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               GALOOB TOYS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               GALOOB TOYS, INC.
                              500 FORBES BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 1997
                            ------------------------

TO THE HOLDERS OF COMMON STOCK OF GALOOB TOYS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Galoob Toys, Inc. (the 'Corporation') will be held at 10:00 A.M., local time, on December 12, 1997, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080, for the following purposes:

          1. To elect one (1) director of the Corporation to hold office until the 2000 Annual Meeting of Stockholders or until the election and qualification of his successor.

          2. To vote upon the ratification of the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the fiscal year 1997.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Corporation's common stock at the close of business on November 10, 1997 (the 'Record Date') are entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment(s) thereof. Such stockholders may vote in person or by proxy. The transfer books of the Corporation will not be closed.

     Stockholders who find it convenient are cordially invited to attend the meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to fill in, sign, date and return the proxy card in the enclosed envelope. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,
                                          WILLIAM G. CATRON
                                          Secretary

Dated: November 13, 1997

                               GALOOB TOYS, INC.
                              500 FORBES BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 1997

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Galoob Toys, Inc. (the 'Corporation') of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 A.M., local time, on December 12, 1997, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080, and at any adjournment(s) thereof.

     If the proxy card accompanying this Proxy Statement is properly executed and returned, the shares of common stock, $.01 par value per share ('Common Stock'), represented thereby will be voted as instructed on the proxy card, but if no instructions are given, such shares of Common Stock will be voted (l) for the election as director of one nominee of the Board of Directors named below,
(2) in favor of the ratification of the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the 1997 fiscal year, and (3) in the discretion of the proxies named on the proxy card on any other proposals to properly come before the meeting or any adjournment(s) thereof.

     Any proxy may be revoked prior to its exercise, but the attendance at the meeting by any stockholder who has previously given a proxy will not have the effect of revoking his or her proxy as the case may be, unless such stockholder delivers written notice of revocation to the Secretary of the Annual Meeting of Stockholders prior to the exercise of the rights specified by the proxy. The approximate date of mailing of this Proxy Statement and the accompanying proxy is November 13, 1997.

                                     VOTING

     Holders of record of the Corporation's Common Stock on November 10, 1997 (the 'Record Date') will be entitled to vote at the Annual Meeting of Stockholders or any adjournment(s) thereof. On the Record Date, there were 18,100,864 shares of Common Stock outstanding and entitled to vote and a majority, or 9,050,433 shares of Common Stock, will constitute a quorum for the transaction of business by the holders of the Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting of Stockholders or any adjournments thereof.

     Nominees for election as directors must receive a plurality of votes cast, in person or by proxy, by holders of the outstanding Common Stock entitled to vote at the Annual Meeting of Stockholders to be elected. Abstentions and broker non-votes will have no effect. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

NOMINEE SET FORTH BELOW.

     The favorable vote of a majority of the shares of Common Stock represented in person or by proxy is necessary to ratify the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the 1997 fiscal year. Abstentions will have the same effect as votes against the proposals in the immediately preceding sentence, and broker non-votes will be disregarded and will have no effect on the outcome of the votes for the proposals in the immediately preceding sentence. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL SET FORTH ABOVE.

                              ELECTION OF DIRECTOR
                                (Proposal No. 1)

     The Corporation's Certificate of Incorporation and By-laws provide for a Board of Directors elected by the holders of Common Stock, which is divided into three classes of directors serving staggered three-year terms. The Board of Directors is currently comprised of six members, with each class consisting of two (2) members.

     At the forthcoming Annual Meeting of Stockholders, to be held on December 12, 1997, one director of the first class will be elected for a term expiring at the 2000 Annual Meeting of Stockholders. The Board of Directors has recommended Mark D. Goldman as the nominee for election as a director of the first class. Paul A. Gliebe, Jr., currently a member of the first class of directors, has indicated to the Board of Directors that he does not wish to stand for re-election at the 1997 Annual Meeting of Stockholders. The Board of Directors has determined not to fill the vacancy, at this time, which will result from Mr. Gliebe's decision not to stand for re-election at the 1997 Annual Meeting of Stockholders, and, accordingly, has fixed the number of directors constituting the full Board of Directors at five. The continuing directors of the second class, Scott R. Heldfond and Roger J. Kowalsky, are serving terms that expire on the date of the 1998 Annual Meeting of Stockholders. The continuing directors of the third class, Andrew J. Cavanaugh and S. Lee Kling, are serving a term that expires on the date of the 1999 Annual Meeting of Stockholders.

     Unless otherwise specified on the accompanying proxy, the shares of Common Stock voted pursuant thereto will be cast for Mark D. Goldman as a director of the first class to hold office until the 2000 Annual Meeting of Stockholders and until his successor has been duly elected and shall have qualified. If, for any reason, at the time of election, Mark D. Goldman should be unable or unwilling to accept nomination or election, it is intended that such proxy will be voted for the election, in his place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that Mark
D. Goldman will be unable or unwilling to serve as a director.

          Information with respect to the Corporation's directors is set forth below.

                                                               POSITIONS AND OFFICES                       HAS BEEN A

NAME OF                                  AGE AT                      PRESENTLY              YEAR TERM       DIRECTOR
DIRECTOR                           SEPTEMBER 30, 1997        HELD WITH THE CORPORATION     WILL EXPIRE       SINCE
-------------------------------   ---------------------    -----------------------------   ------------    ----------
Nominee for the First Class:
  Mark D. Goldman..............             46              President, Chief Executive         2000           1987
                                                               Officer and Director

Retiring Director of the
  First Class:
  Paul A. Gliebe, Jr...........             63                       Director                  1997           1986

Directors of the Second Class:
  Scott R. Heldfond............             51                       Director                  1998           1986
  Roger J. Kowalsky............             63               Executive Vice President,         1998           1994
                                                            Chief Financial Officer and
                                                                     Director

Directors of the Third Class:
  S. Lee Kling.................             68                       Director                  1999           1991
  Andrew J. Cavanaugh..........             50                       Director                  1999           1993

     Andrew J. Cavanaugh, a director of the Corporation since 1993, serves as a Senior Vice President-- Corporate Human Resources of The Estee Lauder Companies Inc. He has been affiliated with Estee Lauder in an executive capacity since 1988. Prior to undertaking his current position, Mr. Cavanaugh served as a Senior Consultant with Coopers & Lybrand, New York City, from 1986 through 1988, and Senior Vice President Administration of Paramount Pictures Corporation from 1984 through 1986.

     Paul A. Gliebe, Jr., a director of the Corporation since 1986, has served as a Vice President of Smith Barney Inc. since 1974. Smith Barney Inc. has provided investment-related services to the Corporation in the past and during the current fiscal year.

     Mark D. Goldman, a director of the Corporation since 1987, has served as President and Chief Executive Officer of the Corporation since June 1991. From 1987 to June 1991, Mr. Goldman served as Executive Vice President and Chief Operating Officer of the Corporation. Prior to 1987, Mr. Goldman served in various executive capacities at Ages Entertainment Software, Inc. (formerly Sega Enterprises, Inc.) and Mattel, Inc.

     Scott R. Heldfond, a Director of the Company since 1986, has served as President and Chief Executive Officer of Frank Crystal & Co. of California Inc., an insurance brokerage firm since February 1997. Prior to undertaking his current position, Mr. Heldfond served as Managing Director of Hales Capital Advisors, LLC, an insurance industry merchant banking firm, since January 1995, and he also served as a consultant to AON Services (successor entity to Rollins Hudig Hall and DSI Insurance Services) ('AON'), an insurance broker. From 1992 to 1994 he was President and CEO of Rollins Real Estate/Investment, and prior thereto was President and CEO of DSI Insurance Services. The Company has retained AON (with which Mr. Heldfond is no longer associated) in the past and during the current fiscal year.

     S. Lee Kling, a director of the Corporation since 1991, has served since 1991 as Chairman of the Board of Kling Rechter & Company, a merchant banking firm which operates in partnership with Barclays Bank plc. Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri ('Landmark'), until December 1991 when Landmark merged with Magna Group, Inc. Mr. Kling serves on the Boards of Directors of Magna Group, Inc., Falcon Products, Co., Bernard Chaus Inc., E-Systems, Inc., Top Air Manufacturing, Inc., National Beverage Corp. and Hanover Direct, Inc.

     Roger J. Kowalsky, a director of the Corporation since 1994, has served as Executive Vice President and Chief Financial Officer of the Corporation since June 1996. From 1989 to 1996, Mr. Kowalsky served as Director of the Vermont Studio Center, an organization dedicated to visual artists and writers. From 1983 to 1986, Mr. Kowalsky served as Senior Vice President, Finance & Administration for Yale Materials Handling Corporation. Prior to such time, from 1969 to 1982, Mr. Kowalsky worked at Pullman Inc., rising to Executive Vice President, Finance & Administration and President of Pullman Trailmobile, a subsidiary of Pullman Inc.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1996, the Board of Directors held four (4) meetings. During such period, each of the then-current directors of the Corporation attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

     The Board of Directors has standing executive, audit and compensation committees.

     The members of the executive committee are Mark D. Goldman, who serves as Chairman, Andrew J. Cavanaugh and S. Lee Kling. The executive committee has the authority to act in place of the Board of Directors on all matters which would otherwise come before the Board of Directors, except for such matters which are required by law or by the Corporation's Certificate of Incorporation or By-Laws to be acted upon exclusively by the Board of Directors. In addition, the executive committee has the responsibility to nominate persons for election as directors of the Corporation and to monitor the Corporation's financial condition and review its credit and other financing arrangements. The executive committee held no meetings during the fiscal year ended December 31, 1996.

     The members of the audit committee are S. Lee Kling, who serves as Chairman, Scott R. Heldfond and Paul A. Gliebe, Jr. The audit committee's primary responsibilities are to review the Corporation's financial statements, to recommend the appointment of the Corporation's independent auditors and to review the overall scope of the audit. The audit committee held two meetings during the fiscal year ended December 31, 1996.

     The members of the compensation committee are Andrew J. Cavanaugh, who serves as Chairman, Scott R. Heldfond and S. Lee Kling. The compensation committee's primary responsibilities are to review the compensation arrangements relating to senior officers of the Corporation and to administer and make recommendations to the Board of Directors regarding the bonus plans for the senior officers of the Corporation. The compensation committee also administers the Corporation's Amended and Restated 1984 Employee Stock Option Plan (the '1984 Plan'), 1994 Senior Management Stock Option Plan (the '1994 Plan'), the 1995 Non-Employee Directors' Stock Option Plan, the 1996 Share Incentive Plan and the 1996 Long Term Compensation Plan. The compensation committee held four
(4) meetings during the fiscal year ended December 31, 1996.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of September 30, 1997 with respect to the Common Stock of the Corporation beneficially owned by (a) all persons known to the Corporation to own beneficially more than 5% of the Common Stock of the Corporation, (b) all directors and nominees, (c) the Named Executives (as defined under the caption 'Executive Compensation') and (d) all executive officers and directors of the Corporation as a group.

                                                                                         AMOUNT AND      PERCENT OF
                                                                                         NATURE OF         COMMON
                                                                                         BENEFICIAL        STOCK
NAME OF BENEFICIAL OWNER(1)                                                             OWNERSHIP(2)    OWNERSHIP(2)
-------------------------------------------------------------------------------------   ------------    ------------
Public Employees Retirement System of Ohio(3)........................................     1,600,000          8.8%
Montgomery Asset Management L.P.(4)..................................................     1,073,200          5.9%
William G. Catron(5).................................................................       126,917            *
Andrew J. Cavanaugh(6)...............................................................         7,700            *
Paul A. Gliebe, Jr.(6)...............................................................         8,350            *
Mark D. Goldman(7)...................................................................       609,041          3.3%
Scott R. Heldfond(6).................................................................         9,450            *
Ronald D. Hirschfeld(8)..............................................................        69,044            *
S. Lee Kling(6)......................................................................        11,000            *
Roger J. Kowalsky(9).................................................................         6,550            *
Gary J. Niles(10)....................................................................       193,311          1.1%
Louis R. Novak(10)...................................................................       178,410          1.0%
All executive officers and directors as a
  group (consisting of 13 persons)(11)...............................................     1,287,437          6.7%

------------------

* Less than 1%.

 (1) Unless otherwise indicated, beneficial owner's address is Corporation's address at 500 Forbes Boulevard, South San Francisco, California 94080.

 (2) This table identifies persons having sole voting and/or investment power with respect to the shares of Common Stock set forth opposite their names as of September 30, 1997, according to the information furnished to the Corporation by each of them. A person is deemed to be the beneficial owner of shares of Common Stock that can be acquired by such person within 60 days from September 30, 1997 upon the exercise of options. Percentage of Common Stock ownership is based on a total of 18,100,864 shares of Common Stock outstanding and assumes in each case that the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying the options.

 (3) Address is 277 East Town Street, Columbus, OH 43215.


 (4) Address is 101 California Street, San Francisco, CA 94111.

 (5) Includes options to purchase 96,191 shares of Common Stock.

 (6) Includes options to purchase 6,000 shares of Common Stock.

 (7) Includes options to purchase 454,630 shares of Common Stock.

 (8) Includes options to purchase 66,191 shares of Common Stock.

 (9) Includes options to purchase 4,000 shares of Common Stock.

(10) Includes options to purchase 167,950 shares of Common Stock.

(11) Includes an aggregate of options to purchase 1,017,920 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table summarizes the compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to the Chief Executive Officer of the Corporation and the other four most highly compensated executive officers of the Corporation who earned in excess of $100,000 for the Corporation's fiscal years ended December 31, 1994, 1995 and 1996 (each person appearing in the table is referred to as a 'Named Executive'):

                         SUMMARY COMPENSATION TABLE(1)

                                                            ANNUAL COMPENSATION                LONG
                                                   -------------------------------------       TERM
                                                                                  OTHER      COMPEN-
                                                                                 ANNUAL       SATION       ALL OTHER
                                                           SALARY      BONUS     COMPEN-    ----------      COMPEN-
NAME AND PRINCIPAL POSITION                        YEAR      ($)        ($)      SATION($)  OPTIONS(#)    SATION($)(2)
------------------------------------------------   ----    -------    -------    -------    ----------    ------------
Mark D. Goldman.................................   1996    500,000    937,500       0          36,140         4,660
  President and Chief                              1995    400,000    750,000       0         200,000         3,980
  Executive Officer                                1994    400,000    600,000       0         229,630(3)      3,760
Gary J. Niles...................................   1996    320,417    418,750       0          28,130         2,550
Executive Vice President,                          1995    300,000    360,000       0               0         1,440
  Marketing and Product                            1994    261,055    316,800       0         157,870(4)      1,440
  Acquisition
Louis R. Novak..................................   1996    291,169    375,000       0          28,130           870
  Executive Vice President                         1995    272,803    334,567       0               0           870
  and Chief Operating                              1994    261,055    316,800       0         157,870(4)        870
  Officer
William G. Catron...............................   1996    248,289    316,031       0          24,520         1,440

  Executive Vice President,                        1995    236,729    217,745       0               0           870
  General Counsel, Chief                           1994    226,535    206,640       0          86,111(5)        870
  Administrative Officer
  and Secretary
Ronald D. Hirschfeld............................   1996    246,552    313,821       0          24,520           870
  Executive Vice President,                        1995    235,073    216,222       0               0         1,440
  International Sales and                          1994    223,634    203,425       0          86,111(5)        510
  Marketing

------------------
(1) Other than as provided in this table, there were no other transactions among the Named Executives and the Corporation which are required to be reported in this table.

(2) These amounts represent premiums paid by the Corporation with respect to term life insurance.

(3) Represents 229,630 options granted pursuant to the 1994 Plan. Does not include 129,311 shares of Common Stock granted in connection with the termination of the 1992 Senior Management Stock Option Plan (the '1992 Plan').

(4) Represents 157,870 options granted pursuant to the 1994 Plan. Does not include 88,900 shares of Common Stock granted in connection with the termination of the 1992 Plan.

(5) Represents 86,111 options granted pursuant to the 1994 Plan. Does not include 48,491 shares of Common Stock granted in connection with the termination of the 1992 Plan.

                                 STOCK OPTIONS

     The following table contains information concerning the grant of stock options to the Named Executives during the Corporation's last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      INDIVIDUAL GRANTS
                                                     ----------------------------------------------------
                                                     SHARES OF      % OF TOTAL
                                                       COMMON        OPTIONS
                                                       STOCK        GRANTED TO
                                                     UNDERLYING    EMPLOYEES IN    EXERCISE                   GRANT DATE
                                                      OPTIONS      FISCAL YEAR      PRICE      EXPIRATION    PRESENT VALUE
NAME                                                  GRANTED      (OF 380,908)     ($/US)        DATE          ($)(1)
--------------------------------------------------   ----------    ------------    --------    ----------    -------------
Mark D. Goldman...................................     36,140          9.5%         25.00       7/29/06       491,110
Gary J. Niles.....................................     18,050          4.7%         25.00       7/29/06       245,283
                                                       10,080          2.7%         21.25       4/29/06       116,431
Louis R. Novak....................................     18,050          4.7%         25.00       7/29/06       245,283
                                                       10,080          2.7%         21.25       4/29/06       116,431
William G. Catron.................................     14,440          3.8%         25.00       7/29/06       196,227
                                                       10,080          2.7%         21.25       4/29/06       116,431
Ronald D. Hirschfeld..............................     14,440          3.8%         25.00       7/29/06       196,227
                                                       10,080          2.7%         21.25       4/29/06       116,431

------------------
(1) The Grant Date Present Values were determined using the Black-Schoales option pricing model. Assumptions used for the model are as follows: an option term of 4.4 years, stock volatility of 60%, dividend yield of 0%, and a risk-free rate of return of 6.3%. Options will only have values to the extent the Common Stock Price exceeds the Exercise Prices above. To fully realize the aggregate values shown above the Common Stock price must exceed $36 per share. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Schoales option pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal 'bell-shaped' curve. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the Named Executives to bring future success to the Company for the benefit of all stockholders.

     The Corporation does not currently grant stock appreciation rights.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth information with respect to the options exercised by the Named Executives during the 1996 fiscal year and the unexercised options held by the Named Executives as of the end of the 1996 fiscal year.

                                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                             SHARES                      OPTIONS AT FISCAL YEAR END(#)       AT FISCAL YEAR-END($)(1)
                           ACQUIRED ON       VALUE       ------------------------------    ----------------------------
NAME                       EXERCISE(#)    REALIZED($)    EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------   -----------    -----------    -----------      -------------    -----------    -------------
Mark D. Goldman.........           0              0        387,964           102,806         2,473,155       524,995
Gary J. Niles...........       5,000         31,900        167,950            18,050           789,350             0
Louis R. Novak..........           0              0        167,950            18,050           789,350             0
William G. Catron.......           0              0         96,191            14,440           430,555             0
Ronald D. Hirschfeld....      30,000        270,000         66,191            14,440           280,555             0

------------------
(1) The closing sales price of the Common Stock on the New York Stock Exchange on December 31, 1996 was $14.00 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On October 27, 1994, the Corporation entered into a severance agreement (the 'Severance Agreement') with Mark D. Goldman, effective as of July 13, 1994. The Severance Agreement sets forth severance benefits which are payable if Mr. Goldman's employment is terminated for various reasons, including termination by him of his employment following a change in control of the Corporation, as follows (the 'Severance Payment'):

          (i) If Mr. Goldman is terminated without cause (as defined in the Severance Agreement) prior to a Change in Control (as defined in the Severance Agreement), or if Mr. Goldman terminates his employment for good reason (as defined in the Severance Agreement) prior to a Change in Control, the Severance Agreement provides that the Corporation shall pay to Mr. Goldman a lump sum payment equal to (a) two times Mr. Goldman's annualized current base compensation and (b) the greater of (1) two times the greater of (x) the incentive compensation bonus (excluding stock options or shares issued pursuant to a stock option, restricted stock or similar plan or long-term incentive bonuses) paid to Mr. Goldman for the previous year's performance or (y) the incentive compensation bonus (excluding stock options or shares issued pursuant to a stock option, restricted stock or similar plan or long-term incentive bonuses) that would be payable to Mr. Goldman if performance relative to plan for the current year was the same as performance relative to plan year-to-date (such performance is to be measured by the ratio of year-to-date actual performance divided by year-to-date plan performance; the index(es) of performance shall be the same as the most recent annual cash incentive compensation plan approved by the Board of Directors) (the amount equal to the greater of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the 'Annual Bonus'); or (2) five hundred thousand dollars ($500,000).

          (ii) If Mr. Goldman is terminated by the Corporation within twenty-four (24) months following a Change in Control (as defined in the Severance Agreement), or if Mr. Goldman terminates his employment for good reason (as defined in the Severance Agreement) within twenty-four (24) months following a Change in Control, the Severance Agreement provides that the Corporation shall pay to Mr. Goldman a lump sum payment equal to (a) three times Mr. Goldman's annualized current base compensation, (b) the greater of (1) three times the Annual Bonus or (2) five hundred thousand dollars ($500,000) and (c) three times the car allowance in effect for Mr. Goldman at the time of termination and a lump sum amount equal to three times the insurance and maintenance cost incurred for said vehicle during Mr. Goldman's last full year of employment with the Corporation. Furthermore, the Severance Agreement provides that the Corporation shall continue to provide Mr. Goldman with certain fringe benefits for a period of three years following the date of Mr. Goldman's termination, subject to mitigation by Mr. Goldman.

          (iii) If Mr. Goldman is terminated for cause, or if Mr. Goldman terminates his employment other than for good reason (as defined in the Severance Agreement), the Severance Agreement provides that the Corporation must pay to Mr. Goldman his unpaid compensation for services prior to termination and the value of any accrued unused vacation pay to the date of termination.

     The maximum Severance Payment that the Corporation would have been required to make under the Severance Agreement if such amount became payable in the fiscal year 1996 was approximately $4,370,856. In addition, the Severance Agreement contains a 'gross-up' provision which provides that, to the extent that any Severance Payment is subject to certain excise taxes occurring as a result of a Change in Control, the Corporation would make an additional gross-up payment so that Mr. Goldman would retain an amount of the Severance Payment equal to the amount he would have retained had there been no such excise taxes. Mr. Goldman is employed by the Corporation as its President and Chief Executive Officer without an employment agreement. The Corporation has purchased a life insurance policy in a $2,000,000 face amount for Mr. Goldman, who designated the beneficiary of such insurance policy.

     As of January 1, 1997, each of the Executive Vice Presidents of the Corporation entered into a Severance and Change in Control Agreement (each a 'Severance and Change in Control Agreement') with the Corporation, which will provide, among other things, that if the executive is terminated other than for Cause (as such term is defined in each Severance and Change in Control Agreement) the executive is entitled to continue to receive his salary and certain benefits (excluding the continuation of any bonus) for a period of twelve (12) months. These severance payments will be reduced in the event that the executive commences regular full-time employment during such period. If there is a Change in Control (as such term is defined in each Severance and Change in Control Agreement) and the executive's employment is terminated voluntarily or involuntarily (other than for Cause) prior to the first anniversary of a Change in Control, the above-described severance package is replaced with a lump sum payment equal to three (3) times such executive's annual salary and bonus (as described in each Severance and Change in Control Agreement), plus the continuation of certain benefits for a thirty-six (36) month period of time. If the executive's employment is terminated involuntarily (other than for Cause) during the next twelve (12) months following the first anniversary of the Change in Control, the executive is entitled to continue to receive his salary and certain benefits (excluding the continuation of any bonus) for a period of up to twenty-four (24) months. Any payment or benefit received pursuant to a Severance and Change in Control Agreement will be reduced to the extent that such payment or benefit would be subject to certain excise taxes occurring as a result of a Change in Control.

DIRECTOR COMPENSATION

     Directors, who are not full-time employees of the Corporation, each received in fiscal year 1996 an annual director's fee of $15,000 plus $500 for each meeting of the Board of Directors or any committee thereof attended by such director. Furthermore, directors who were not full-time employees of the Corporation received an option immediately exercisable to purchase 2,000 shares of Common Stock on January 1, 1996 and will receive an option immediately exercisable to purchase 2,000 shares of Common Stock on January 1 of each year thereafter until they no longer serve as directors of the Corporation. The exercise price of such options shall be at the market price on the date such options are received. All directors are reimbursed by the Corporation for out-of-pocket expenses incurred by them as directors of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 29, 1996, Mark D. Goldman, President, Chief Executive Officer and Director of the Corporation, borrowed $950,000 from the Corporation in connection with the purchase of a personal residence and executed a note payable to the Corporation, which is secured by a second mortgage on such residence. The note bears no interest unless Mr. Goldman's employment with the Corporation is terminated, and, at such time, the note will bear interest at one percent per annum in excess of the prime rate charged by Citibank F.S.B. During the term of Mr. Goldman's employment with the Corporation, in accordance with the Internal Revenue Code of 1986, as amended (the 'Code'), interest will be imputed at the applicable federal rate, as determined under the Code. Commencing on September 1, 1996, principal in the amount of $100 shall be paid on the first of each month by Mr. Goldman to the Corporation. The balance of the principal shall be paid on the earlier to occur of (i) August 29, 2006 or (ii) one year from the date Mr. Goldman's employment with the Corporation is terminated.

     Louis R. Novak, Executive Vice President and Chief Operating Officer of the Corporation, borrowed money from the Corporation on July 31, 1995 and April 15,

1996 and on each occasion executed a note payable to the Corporation. The first note, dated July 31, 1995, is in the principal amount of $57,042 and bears interest at the rate of 8.75%. The second note, dated April 15, 1996, is in the principal amount of $60,647 and bears interest at the rate of 8.5%. Mr. Novak repaid this indebtedness on September 4, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires the Corporation's executive officers and directors, and any persons who own more than ten percent of the Corporation's Common Stock to file reports of initial ownership of the Corporation's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Corporation, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that it complied with all Section 16(a) filing requirements during the 1996 fiscal year.

                         COMPENSATION COMMITTEE REPORT1

     The compensation committee of the Board of Directors (the 'Committee'), subject to the approval of the entire Board of Directors, establishes and reviews the compensation arrangements for the executive officers of the Corporation, including the officers named in the compensation table contained in this proxy statement. The Committee is composed entirely of directors who are neither officers nor employees of the Corporation.

------------------
1. The disclosure contained in this section of the Proxy Statement is not incorporated by reference into any filings by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated filings or portions thereof (including this Proxy Statement or the 'Executive Compensation' section of this Proxy Statement) without specific reference to the incorporation of this section of the Proxy Statement.

BACKGROUND, OBJECTIVES AND PHILOSOPHY

     In fiscal 1996 the Committee set compensation arrangements for executive officers for that year and the two years thereafter. In taking this action the Committee focused on compensatory elements which both incent year to year profitability and encourage management effectively to address strategic growth opportunities.

     The Committee believes that executive compensation arrangements have three appropriate focuses:

          1. Base salary, set with due regard to competitive practice;


          2. An annual incentive plan, to reward successful performance against year to year profitability goals; and

          3. Long term incentives, tied to indicators of strategic success, and closely allied with shareholder interests.

     The Committee believes that year to year results and strategic business growth are the most important performance measures, and has accordingly assigned a substantial percentage of total compensation opportunity to the annual and long term incentive elements.

     The annual incentive arrangement is principally based on performance by the Corporation against year to year targets for earnings available to stockholders. The Committee believes that sustained growth in earnings available to stockholders is the best intermediate term index of the effectiveness of the executive group in directing a company in a highly competitive and innovation-based business environment. As noted, in fiscal 1996, the Committee, in consultation with the Chief Executive Officer, established year to year objectives for earnings available to stockholders, against which annual incentive awards will be calculated. Bonus opportunities for individual executive officers are computed as a percentage of the individual's base salary. A portion of each annual incentive award is dependent on the achievement of numerate and non-numerate performance goals established in advance by each such executive and the Chief Executive Officer, and reviewed by the Committee.

     Additionally, in order to encourage management to achieve exceptional corporate performance that results in a long term increase in the Corporation's earnings, the Committee adopted in 1996, and the stockholders subsequently approved, a long term incentive arrangement for executive management focused on measurable achievement of strategic growth plans. The Committee established compound annual growth in earnings per share over a multi-year period as the performance measure for this arrangement, since it views sustained increases in earnings per share as a viable index of sustained business growth and a close surrogate of increased shareholder value.

     Finally, the Committee recognizes that a central aspect of management responsibility is business success which is intrinsically allied to an increase in stockholder value. In prior years, the Committee utilized a program of stock option grants, as approved by the stockholders, as an important compensatory element by which strategic growth and increased stockholder value were recognized. The Committee continues to view the use of stock option grants as appropriate for this purpose. At the instance of the Committee, the Corporation submitted for stockholder approval the 1996 Stock Option Plan, to provide additional option grants for executive officers and other management personnel. This submission was subsequently approved by the stockholders, and certain option grants were made thereunder. Each of the grants made to executive officers under the 1996 Stock Option Plan contains a vesting provision tied to an increase in market value of the Corporation's common stock.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee and Mr. Goldman have agreed that Mr. Goldman's compensation arrangements shall be determined by the Committee and that Mr. Goldman's annual incentive will be determined on the basis of the same profit plan used in determining the annual bonuses for other executive management. However, the amount of Mr. Goldman's annual bonus will be based solely on the achievement of corporate objectives. Similarly, options under the 1996 Share Incentive Plan have been awarded to Mr. Goldman on the same basis as the Corporation's other executive management (including vesting provisions tied to an increase in market value of the Corporation's common stock), recognizing his senior position grade level. In light of the particular corporate-wide responsibilities of the Chief Executive Officer, the Committee believes that, more than other executive management, the most substantial portion of Mr. Goldman's potential compensation should be tied to the appreciation of the share price of the Corporation's Common Stock. The potential economic rewards to Mr. Goldman will be realized by him to the extent that stockholder value is enhanced.

                                          COMPENSATION COMMITTEE
                                          Andrew J. Cavanaugh (Chairman)
                                          Scott R. Heldfond
                                          S. Lee Kling

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Committee are set forth under 'Meetings and Committees of the Board of Directors,' and their relationship to the Corporation is set forth under 'Election of Directors.' None of the members of the Committee has served as a member of the compensation committee of another entity so as to create any compensation committee interlock. No members of the Committee are employed by the Corporation.

                              PERFORMANCE GRAPH**

     The graph below tracks an assumed investment of $100 on the last trading day of the calendar year indicated below in the Corporation's Common Stock, the S&P 500 Index and the S&P Small Capitalization Index (which includes the Corporation), assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                 [INSERT CHART INFORMATION HERE]

                                                           1991    1992    1993    1994    1995    1996
                                                           ----    ----    ----    ----    ----    ----
Galoob Toys, Inc........................................   $100    $ 78    $234    $144    $294    $350
S&P Small Capitalization................................    100     119     140     132     170     204
S&P 500.................................................    100     104     112     110     148     178

------------------

** The disclosure contained in this section of the Proxy Statement is not incorporated by reference into any filings by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated filings or portions thereof (including this Proxy Statement or the 'Executive Compensation' section of this Proxy Statement) without specific reference to the incorporation of this section of the Proxy Statement.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                (Proposal No. 2)

     Upon recommendation of the audit committee, the Board of Directors has appointed Price Waterhouse LLP as the Corporation's independent accountants for the fiscal year ending December 31, 1997.

     In the event stockholders do not ratify the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the audit committee and the Board of Directors.


     A representative of Price Waterhouse LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make such statements as he or she may desire.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS.

                                 OTHER BUSINESS

     The Board of Directors of the Corporation knows of no other matters that may be presented at the Annual Meeting of Stockholders other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Any stockholder who wishes to present a proposal for action at the next annual meeting, and who wishes to have it set forth in the Corporation's 1998 Proxy Statement and identified in the form of proxy proposed by the Corporation, must notify the Corporation in such a manner that such notice is received by the Corporation within a reasonable time before the solicitation is made and in such form as is required by the rules and regulations promulgated by the Securities and Exchange Commission.

     The Corporation's By-laws provide that any stockholder entitled to vote in the election of directors generally may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is received by the Secretary of the Corporation not later than 90 days prior to such meeting; provided that if less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such notice must be received no later than the close of business on the 10th day following the date on which such notice of the date of such meeting is first given to stockholders. A copy of the pertinent By-law provision, which sets forth additional requirements for the form of such notice, is available on request from William G. Catron, Secretary, Galoob Toys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Annual Report to Stockholders of the Corporation for the year ended December 31, 1996 is being furnished simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this Proxy Statement.

                              COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made personally, by telephone, by telegraph or by mail by officers, directors and employees of the Corporation, without additional remuneration therefor, and arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for their reasonable out-of-pocket expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors,

                                          WILLIAM G. CATRON
                                          Secretary

Dated: November 13, 1997
       South San Francisco,
       California

                               GALOOB TOYS, INC.
               ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 12, 1997

   The undersigned hereby appoints William G. Catron and H. Alan Gaudie, and each of them, his/her attorneys and proxies with full power of substitution to vote and act with respect to all shares of common stock of Galoob Toys, Inc. (the 'Corporation') of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m., Pacific Time, on December 12, 1997 or at any adjournment(s) thereof (the 'Meeting'), and instructs them to vote as indicated on the matters referred to in the Proxy Statement for the Meeting, receipt of which is hereby acknowledged, with discretionary power to vote upon such other business as may properly come before the Meeting or any adjournment(s) thereof.

                                     Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                     Dated: ____________________________________

                                     ___________________________________________

                                     ___________________________________________
                                     Signature(s) of Stockholder(s)

                                     This Proxy shall be signed exactly as your name(s) appears hereon, if as attorney, executor, guardian or in some represenative capacity or as an officer of a corporation, please add title as such.

             PLEASE VOTE, SIGN AND DATE THIS PROXY AND RETURN IT
                    IN THE ENCLOSED POSTAGE PAID ENVELOPE.

This Proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSALS:

1. To elect one Director:

      FOR the nominee listed below / /            WITHHOLD AUTHORITY / /

      Nominee: Mark D. Goldman

2. To ratify the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the fiscal year 1997.

             FOR / /             AGAINST / /             ABSTAIN / /

3. To transact such other business as may properly come before the Meeting.

             FOR / /             AGAINST / /             ABSTAIN / /